Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of First Busey Corporation of our report dated February 29, 2024, with respect to the consolidated financial statements of CrossFirst Bankshares, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-4.

Kansas City, Missouri

November 8, 2024

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited